UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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NUMEREX CORP.

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NUMEREX CORP
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
INTRODUCTION
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
PROPOSAL ONE: ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
PROPOSAL TWO: RATIFICATION OF INDEPENDENT ACCOUNTANTS
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE COMPENSATION COMMITTEE
COMPENSATION DISCUSSION AND ANALYSIS
Total Cash Compensation Compared to PEERS
Summary Compensation Table — fiscal 2006 and 2007
Non-Equity Incentive Plan for Fiscal 2007: Revenue and EBITDA (Non-MBO) Component
MBO award plan metrics — fiscal 2007
Outstanding Equity Awards At Fiscal Year-End — fiscal 2007
Grants of Plan-Based Awards — fiscal 2007
CODE OF ETHICS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER BUSINESS
SHAREHOLDER PROPOSALS
ANNUAL REPORT

NUMEREX CORP.
1600 Parkwood Circle SE, Suite 500
Atlanta, Georgia 30339
Dear Shareholders:
We are pleased to enclose your Notice of Annual Meeting of Shareholders and Proxy Statement for the Annual Meeting of Shareholders of Numerex Corp. (the “Company”) to be held at 11:00 a.m. on Friday, May 9, 2008, at The Parkwood Room at Hawthorn Suites, 1500 Parkwood Circle, Atlanta, Georgia 30339.
At the Annual Meeting, you will be asked to (i) elect eight nominees to serve as directors of the Company; (ii) ratify the appointment of Grant Thornton LLP as the independent accountants of the Company; and (iii) transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
The Board of Directors hopes that you will be able to attend the Annual Meeting. We look forward to meeting each of you and discussing with you the significant events that have occurred during the Company’s past year and its current prospects. If you are unable to attend in person or to be otherwise represented, we urge you to vote by signing the enclosed proxy and mailing it to us in the accompanying stamped envelope at your earliest convenience. Please be sure to sign it exactly as the name or names appear on the proxy. We urge you to read the enclosed proxy statement, which contains information relevant to the actions to be taken at the meeting.

April 1, 2008	Sincerely yours,

Stratton J. Nicolaides
Chairman and Chief Executive Officer
Enclosures

NUMEREX CORP.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 9, 2008
TO OUR SHAREHOLDERS:
Notice is hereby given that the Annual Meeting of Shareholders of Numerex Corp. (the “Company”) will be held on Friday, May 9, 2008, at 11:00 a.m. (local time), The Parkwood Room at Hawthorn Suites, 1500 Parkwood Circle, Atlanta, Georgia 30339, for the following purposes:
1. To elect a Board of Directors consisting of eight persons to serve until the next annual meeting of shareholders and until their respective successors shall have been duly elected and qualified;
2. To ratify the appointment of Grant Thornton LLP as the independent accountants of the Company; and
3. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
The Board of Directors fixed March 3, 2008 as the record date for the determination of shareholders entitled to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.
YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE; NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

April 1, 2008	By Order of the Board of Directors

Andrew J. Ryan
Secretary

NUMEREX CORP.
1600 Parkwood Circle SE, Suite 500
Atlanta, Georgia 30339
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
INTRODUCTION
     The Board of Directors of Numerex Corp. (the “Company”), the executive offices of which are located at 1600 Parkwood Circle SE, Suite 500, Atlanta, Georgia 30339, hereby solicits your proxy in the form enclosed for use at the Annual Meeting of Shareholders to be held on May 9, 2008, at 11:00 a.m. (local time) or at any postponement or adjournment thereof. The approximate date on which this Proxy Statement and the accompanying form of proxy will first be sent or given to shareholders is April 1, 2008.
At the Annual Meeting, shareholders will be asked to (i) elect eight nominees to serve as directors of the Company, each to serve until the next annual meeting; (ii) ratify the appointment of Grant Thornton LLP as the independent accountants of the Company; and (iii) transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
     We urge you to date, sign, and return your proxy in the enclosed envelope promptly to make certain that your shares will be voted at the Annual Meeting.
Date, Time, and Place
     The Annual Meeting will be held on May 9, 2008, at 11:00 a.m. (local time), at Hawthorn Suites, 1500 Parkwood Circle, Atlanta, Georgia 30339.
Record Date; Voting Rights
     The Company had approximately 13,725,808 shares of Class A Common Stock, no par value (the “Common Stock”), outstanding at the close of business on March 3, 2008, the record date (the “Record Date”). Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. The presence, in person or by proxy, of holders of a majority of the outstanding shares of our Common Stock will constitute a quorum. Each share of Common Stock outstanding is entitled to one vote on each matter that may be brought before the Annual Meeting. Votes withheld from director nominees, abstentions, and broker non-votes will be counted in determining whether a quorum has been reached.
     Directors will be elected by a plurality of the votes cast in person or represented by proxy at the meeting and entitled to vote on the election of directors. The eight nominees receiving the most “for” votes will be elected. In all matters, other than the election of directors, the affirmative vote of the majority of the votes cast in person or by proxy at the Annual Meeting and entitled to vote on the matter will be the act of the shareholders. An abstention, withholding of authority to vote, or broker non-vote will have no effect on the vote and will not be counted in determining whether any proposal has received the required shareholder vote.
     A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Broker non-votes, if any, will not be considered in the calculation of the majority of the votes cast and will not have an effect on the outcome of the vote on a matter.
     The Company is not currently aware of any matters that will be brought before the Annual Meeting (other than procedural matters) that are not referred to in the enclosed Notice of Annual Meeting.
Voting and Revocation of Proxies
     A form of proxy is enclosed. If properly executed and received in time for voting, and not revoked, the enclosed proxy will be voted as indicated in accordance with the directions thereon. If no directions to the contrary are indicated, the persons named in the enclosed proxy will vote all shares of the Company’s Common Stock for election of all nominees for directors and for the ratification of the selection of Grant Thornton LLP as the Company’s independent accountants.
     Sending in a signed proxy will not affect a shareholder’s right to attend the Annual Meeting nor will it preclude a shareholder from voting in person because the proxy is revocable at any time prior to the voting of such proxy. Any shareholder giving a proxy has the power to revoke it by giving written notice to the Secretary of the Company at any time before the proxy is exercised, including by filing a later-dated proxy with the Secretary, or by appearing in person at the Annual Meeting and making a written demand to vote in person.
Solicitation of Proxies
     The expense of the proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, or by directors, officers, or employees of the Company without additional compensation. Upon request by record holders of the Common Stock who are brokers, dealers, banks, or voting trustees, or their nominees, the Company is required to pay the reasonable expenses incurred by such record holders for mailing proxy material and annual shareholder reports to any beneficial owners of Common Stock.
Fiscal Years
     As used in this Proxy Statement, “fiscal 2006” means the Company’s fiscal year ended December 31, 2006. “Fiscal 2007” means the Company’s fiscal year ended December 31, 2007. “Fiscal 2008” means the Company’s fiscal year ending December 31, 2008.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
     The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of March 3, 2008, by (i) each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, (ii) each director of the Company, (iii) each director, director nominee, and executive officer of the Company, and (iv) all current directors and executive officers of the Company as a group. Except as otherwise indicated below, the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares.

	Shares Beneficially Owned(1)(2)(3)
Name and Address of Beneficial Owner or Identity of Group	Number	Percent
Gwynedd Resources, Ltd.(4) 1011 Centre Road, Suite 322 Wilmington, DE 19805	3,207,280	23.37%
Elizabeth Baxavanis, Trustee(5) Dominion Holdings #5 Revocable Trust for the Benefit of Maria E. Nicolaides c/o Salisbury & Ryan LLP 1325 Avenue of the Americas New York, NY 10019	3,207,280	23.37%
Maria E. Nicolaides(6) c/o Salisbury & Ryan LLP 1325 Avenue of the Americas New York, NY 10019	3,207,280	23.37%
Laurus Master Fund, Ltd.(7) c/o Laurus Capital Management, LLC 825 Third Avenue, 14th Floor New York, NY 10022	1,435,900	10.46%
Potomac Capital Management LLC 825 Third Avenue, 33rd Floor New York, New York 10022	1,037,459	7.56%
Douglas Holsclaw, MD(8) 42 Llanberris Road Bala Cynwyd, PA 19004	752,382	5.48%
Kenneth F. Manser 21 Keswick Close Dunstable, Bedfordshire LU6-3AW United Kingdom	211,658	*	%
Brian C. Beazer(9)	536,110	*	%
George Benson	48,500	*	%
Alan B. Catherall	108,250	*	%
Nicholas A. Davidge	13,405	*	%
Matthew J. Flanigan	32,200	*	%
Michael A. Marett	131,500	*	%
Stratton J. Nicolaides(10)	346,000	*	%
John G. Raos	130,573	*	%
Andrew J. Ryan(11)	686,000	5%
Jeffrey O. Smith(12)	9,350	*	%
All Current Directors and Executive Officers as a group.(13)	2,058,081	15%

(1)	Percentage calculations are based on the 13,725,808 of shares of Class A Common Stock, no par value, that were outstanding at the close of business on March 3, 2008.

(2)	The shares “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission. Accordingly, they may include shares owned by or for, among other things, the wife, minor children or certain other relatives of such individual, as well as other shares as to which the individual has or shares voting or investment power or has the right to acquire within 60 days after March 3, 2008.

(3)	Includes shares issuable upon the exercise of outstanding options exercisable within 60 days after March 3, 2008 in the following amounts: Mr. Beazer, 18,000 shares; Mr. Benson, 18,500 shares; Mr. Catherall, 106,250 shares; Mr. Davidge 3,500 shares; Mr. Flanigan, 32,300 shares; Mr. Marett, 128,500 shares; Mr. Nicolaides, 330,000 shares; and Mr. Raos, 41,500 shares.

(4)	The shareholders of Gwynedd Resources, Ltd. (“Gwynedd”) include various trusts for the benefit of Maria E. Nicolaides and her children (for which Mrs. Baxavanis is trustee) and Dr. Holsclaw. See footnotes (5), (6), and (8).

(5)	Represents the shares of Common Stock owned by Gwynedd. Trusts for the benefit of Maria E. Nicolaides and her children, of which Mrs. Baxavanis, Maria E. Nicolaides’ mother-in-law, is trustee, own approximately 89.8% and 0.9%, respectively, of the outstanding stock of Gwynedd. Mrs. Baxavanis disclaims beneficial ownership of all shares of Common Stock owned by Gwynedd. See footnote (6).

(6)	Represents the shares of Common Stock owned by Gwynedd. Trusts for the benefit of Maria E. Nicolaides and her children, of which Mrs. Baxavanis, Maria E. Nicolaides’ mother-in-law, is trustee, own approximately 89.8% and 0.9%, respectively, of the outstanding stock of Gwynedd. Maria E. Nicolaides disclaims beneficial ownership of 327,143 shares of Common Stock owned by Gwynedd that may be deemed to be beneficially owned by the other shareholders of Gwynedd, including trusts for the benefit of her children. See footnote (5).

(7)	According to Amendment No. 2 to Schedule 13G, filed with the SEC on February 14, 2008, Laurus Master Fund, Ltd. (“Laurus”) directly owns 1,435,900 shares of our common stock. Additionally, Laurus holds warrants to purchase an aggregate of 865,941 shares of our common stock (the “Laurus Warrants”), and a Convertible Term Note, dated as of December 29, 2006, in the aggregate principal amount of $10,000,000. Notwithstanding the foregoing, the Laurus Warrants contain an issuance limitation prohibiting Laurus from exercising those securities to the extent that such exercise would result in beneficial ownership by Laurus of more than 9.99% of the shares of our common stock then issued and outstanding (the “Issuance Limitation”). The Issuance Limitation may be waived by Laurus upon at least 61 days or more prior notice to us. Accordingly, while all shares that are issuable to Laurus as payment of principal and interest or upon exercise of the warrant or conversion of the note are included in the number of shares of common stock being offered in the table, shares which the selling stockholder is prevented from acquiring as a result of the Issuance Limitation are not shown as beneficially owned.

(8)	Does not include any shares of Common Stock owned by Gwynedd. Dr. Holsclaw owns approximately 9.3% of the outstanding stock of Gwynedd.

(9)	According to Schedule 13D, filed with the SEC on June 20, 2007, includes 500,000 shares purchased by Rye 68, LLC from Mr. Kenneth Manser, a former director of the Company, as to which shares there is shared voting and dispositive power among Rye 68, LLC’s members, which members include Mr. Beazer, Mr. Ryan, and John F. McGill, Jr. Pursuant to a letter agreement, Messrs. Beazer and Ryan each have a 25% ownership interest in Rye 68, LLC; Mr. McGill has a 50% ownership interest in Rye 68, LLC. The 500,000 shares held by Rye 68, LLC will be distributed among Messrs. Beazer, Ryan, and McGill, Jr., according to their respective ownership interests in Rye 68, LLC upon the satisfaction of certain conditions set forth in the letter agreement. See footnote (11).

(10)	Does not include the 3,207,280 shares of Common Stock owned by Gwynedd, of which Mr. Nicolaides disclaims beneficial ownership.

(11)	Includes 500,000 shares held by Rye 68, LLC as set forth in footnote (9). Further represents options to purchase 150,000 shares owned by Salisbury & Ryan, LLP granted in 1999 and 20000 as to which there is shared voting and dispositive power between Mr. Ryan and his law partner; and represents 36,000 shares owned individually by Mr. Ryan. Does not include the 3,207,280 shares of Common Stock owned by Gwynedd, of which Mr. Ryan disclaims beneficial ownership.

(12)	Mr. Smith was appointed to the Board of Directors on March 18, 2007.

(13)	Includes 464,693 shares beneficially owned by Michael Lang and 51,500 shares beneficially owned by Louis Fienberg. Messrs. Lang and Fienberg were named Executive Vice Presidents of the Company in fiscal 2008. The 500,000 shares with respect to which there is shared voting and dispositive power as between Messrs. Beazer and Ryan were counted only once for purposes of this calculation.

*	Represents less than 5% of the Company’s total number of shares outstanding at the close of business on March 3, 2008.

PROPOSAL ONE: ELECTION OF DIRECTORS
     The Bylaws of the Company provide that the Board of Directors shall consist of not less than three nor more than ten directors and that the number of directors, subject to the foregoing limits, shall be determined from time to time by the Board of Directors. The Board of Directors has set the number of directors at eight. At the Annual Meeting eight directors, who will constitute the Company’s entire Board of Directors, are to be elected to hold office until the next annual meeting and until their respective successors have been duly elected and qualified. The Board of Directors has designated the persons listed below to be nominees for election as directors. The Company has no reason to believe that any of the nominees will be unavailable for election; however, should any nominee become unavailable for any reason, the Board of Directors may designate a substitute nominee. The proxy agents intend (unless authority has been withheld) to vote for the election of the Company’s nominees.
     The Board of Directors has determined that Brian C. Beazer, George Benson, Nicholas A. Davidge, Matthew J. Flanigan, John G. Raos, and Jeffrey O. Smith, constituting a majority of the Board members, are “independent directors” as that term is defined in the NASDAQ listing standards and that Stratton Nicolaides and Andrew Ryan are not “independent directors” under the NASDAQ listing standards. The Director nominees for election at the 2008 Annual Meeting were recommended by the Nominating Committee and were approved by a majority of the independent members of the Board of Directors.
Vote Required
     If a quorum is present, the nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote on the matter at the Annual Meeting shall be elected as directors. An abstention, withholding of authority to vote, or broker non-vote will have no effect on the vote and will not be counted in determining whether any proposal has received the required shareholder vote.
Information as to Directors and Nominees
     The following table contains information with respect to the current Directors. All of the nominees, excepting Jeffrey O. Smith, currently serve as directors of the Company and have consented to being named in this Proxy Statement and to serve if elected.

Name	Age	Position	Director Since
Brian C. Beazer(l)(3)	73	Director	2002
George Benson(l)(2)	73	Director	1995
Nicholas A. Davidge(2)	54	Director	2004
Matthew J. Flanigan(2)	62	Director	1994
Stratton J. Nicolaides	54	Chairman of the Board and Chief Executive Officer	1999
John G. Raos(l)(2)(3)	59	Lead Director and Vice-Chairman of the Board	2000
Andrew J. Ryan	49	Director	1996
Jeffrey O. Smith(4)	47	Nominee to Board of Directors	2008

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Nominating Committee

(4)	Mr. Smith was appointed to the Board of Directors on March 18, 2008.
Brian C. Beazer has served as a director of the Company since June 2002. Mr. Beazer is currently the Non-Executive Chairman of the Board of Beazer Homes USA Inc., a national homebuilder headquartered in Atlanta, Georgia, and has served as a director of Beazer since its inception in November 1993. Mr. Beazer served as Chief Executive Officer of Beazer PLC or its predecessors from 1968 to 1991, and as Chairman of that company from 1983 until the date of its acquisition by an indirect, wholly owned subsidiary of Hanson PLC effective December 1, 1991. Mr. Beazer is also a director of Beazer Japan, Ltd., Seal Mint, Ltd., Jade Technologies Singapore Pte. Ltd., and United Pacific Industries Limited.
George Benson has served as a director of the Company since June 1995. Mr. Benson is currently Chairman and Chief Executive Officer of Wisconsin Wireless Communications Corp. He also founded Airadigm Communications, Inc., in 1992 and served as its Chairman and Chief Executive Officer until his retirement as Chairman Emeritus of Airadigm in June of 1999.

Nicholas A. Davidge has served as a director of the Company since August 2004. He is a managing director of Manalapan Oracle Advisers, LLC, a private investment management firm. He founded Davidge Data Systems Corp. and was CEO of Davidge until 2003.
Matthew J. Flanigan has served as a director of the Company since July 1994. Beginning April 1994, and continuing through December 2006, Mr. Flanigan served as President of the Telecommunication Industry Trade Association (“TIA”), a trade association for telecommunication companies. Since October 2007, Mr. Flanigan has served as a director of ANDA Networks, a carrier-class Ethernet service provided based in Sunnyvale, California.
Stratton J. Nicolaides has served the Company as Chief Executive Officer from April 2000, having served as Chief Operating Officer from April 1999 until March 2000, and as Chairman of the Board of Directors since December 1999. In 2007, Mr. Nicolaides began serving as a director the Taylor Hooton Foundation, a non-profit organization formed to fight steroid abuse by America’s youth.
John G. Raos has served as a director of the Company since February 2000, now serves as Lead Director, and was named Vice-Chairman of the Board in March 2008. Since early 2000 Mr. Raos has been Chief Executive Officer of Precision Partners, Inc., a global, diversified manufacturing and engineering services company. From June 1995 until January 2000, Mr. Raos served as President and Chief Operating Officer of US Industries, Inc. From February 1999 until January 2000, Mr. Raos also served as Chairman and Chief Executive Officer of Strategic Industries, Inc., a US Industries subsidiary. Prior to June 1995, Mr. Raos served as President, Chief Operating Officer, and Director of Hanson Industries, Inc., the North American arm of Hanson PLC. Mr. Raos also served as a director of Hanson PLC from 1990 until 1995.
Andrew J. Ryan has served as a director of the Company since May 1996. Mr. Ryan has practiced law with the law firm of Salisbury & Ryan since August 1994 and serves as the Board of Directors designee of Gwynedd Resources, Ltd.
Jeffrey O. Smith, a nominee to the Company’s Board of Directors, has served since 2007 as the President and Chief Executive Officer of Ublip, Inc. a provider of M2M and location based services that Mr. Smith founded. From January 2002 until June 2007 Mr. Smith served as President and Chief Executive Officer of SensorLogic, Inc., an M2M application service provider that Mr. Smith also founded. From June 1996 until January 2000, Mr. Smith served as regional President and a director of NTT/Verio, an internet service provider and web hosting company. From October 1993 until January 1997, Mr. Smith served as President and Chief Executive Officer of OnRamp Technologies, an internet service provider that Mr. Smith also co-founded.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR NAMED HEREIN.

CORPORATE GOVERNANCE
Board of Directors, Committees, and Attendance at Meetings
     During fiscal 2007, the Board of Directors and Board Committees held a total of 27 meetings. The full board held 8 meetings inclusive of the annual meeting of shareholders. Each director, nominated for election, attended at least 75% of the meetings of the Board of Director and Board Committees of which he was a member. We encourage, but do not require, Board members to attend our annual meeting of shareholders. Six of seven of our directors attended the annual meeting of shareholders on May 11, 2007.
Executive Sessions of Independent Directors
     Non-management members of the Board of Directors meet without the Company’s employee director following regularly scheduled in-person meetings of the Board of Directors. Executive sessions of the independent directors are held at least one time each year following regularly scheduled in-person meetings of the Board of Directors. These executive sessions include only those directors who meet the independence requirements promulgated by NASDAQ, and Mr. Raos, as the Lead Director and Vice-Chairman of the Board, is responsible for chairing these executive sessions.
Audit Committee
     The Company’s Audit Committee is composed of directors who are “independent” in accordance with NASDAQ listing standards. A copy of the Audit Committee Charter was filed as Appendix A to the Company’s definitive proxy statement filed with the SEC on April 2, 2004. The Audit Committee Charter is also available on the Company’s website at www.numerex.com.
     The current members of the Committee are Mr. Beazer, Mr. Benson, Mr. Raos, and Mr. Smith. The Board of Directors has determined that John G. Raos is an “audit committee financial expert” as defined in rules and regulations of the Securities and Exchange Commission (“SEC”). The principal functions of the Committee are to: (a) assist in the oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent auditors and the performance of the Company’s independent auditors; (b) approve the selection, appointment, retention and/or termination of the Company’s independent auditors, as well as approving the compensation thereof; and (c) approve all audit and permissible non-audit services provided to the Company and certain other persons by such independent auditors. The Committee met ten times during fiscal 2007.
Compensation Committee
     The current members of the Compensation Committee are Mr. Davidge, Mr. Flanigan (Chairman), and Mr. Raos. Each member of the Compensation Committee is “independent” in accordance with NASDAQ listing standards. The Compensation Committee met six times during fiscal 2007.
     The Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available on the Company’s website at www.numerex.com. Additional information on the Committee’s processes and procedures for the consideration of executive compensation are addressed in the Compensation Discussion and Analysis below.
Nominating Committee
     The Nominating Committee is comprised of Mr. Beazer (Chairman), Mr. Benson, and Mr. Raos. Each member of the Nominating Committee is “independent” in accordance with NASDAQ listing standards. The principal function of the Nominating Committee is to select and nominate candidate nominees for election as Directors of the Company. During fiscal 2007, the Nominating Committee held two meetings.
     The Committee will consider nominees for director recommended by a shareholder submitted in accordance with the procedure set forth in the Company’s Bylaws. In general, the procedure set forth in the Company’s Bylaws provides that a notice relating to the nomination must be timely given in writing to the: Secretary of the Company, Numerex Corp., 1600 Parkwood Circle SE, Suite 500, Atlanta, Georgia 30339. To be timely, the notice must have been delivered by the 90th day prior to the anniversary of the prior year’s annual meeting of shareholders. Such notice must include all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, including information relating to the business experience and background of the potential nominee, and certain information with respect to the nominating shareholder and any persons acting in concert with the nominating shareholder. Any such recommendation must also be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders. The Nominating Committee Charter is available on the Company’s website at www.numerex.com.
     The Committee generally identifies potential nominees through its network of contacts, and may also engage, if it deems appropriate, a professional search firm. The Committee meets to discuss and consider such candidates’ qualifications and then chooses director candidates by majority vote. There are no differences in the manner in which the Committee evaluates potential nominees for director based on whether such potential nominees are recommended by a shareholder or by any other source. The Committee does not have specific, minimum qualifications for nominees and has not established specific qualities or skills that it regards as necessary for one or more of the Company’s directors to possess (other than any qualities or skills that may be required by applicable law, regulation or listing standard). However, the Committee Charter specifies that the composition of the Board should reflect experience in the following areas: finance, compensation, sales and marketing, technology and production. In addition, as set forth in the Committee Charter, in evaluating a person as a potential nominee to serve as a Director of the Company, the Committee may consider the following factors, among any others it may deem relevant:
•	whether or not the person has any relationships that might impair his or her independence, such as any business, financial or family relationships with Company management, Company service providers or their affiliates;

•	whether or not the person serves on boards of, or is otherwise affiliated with, competing organizations;

•	whether or not the person is willing to serve, and willing and able to commit the time necessary for the performance of the duties of a Director of the Company;

•	the contribution that the person can make to the Board and the Company (or, if the person has previously served as a Director of the Company, the contribution which the person made to the Board during his or her previous term of service), with consideration being given to the person’s business and professional experience, education and such other factors as the Committee may consider relevant; and

•	the character and integrity of the person.
Arrangements with Respect to the Board of Directors
     The Company has entered into an agreement providing Gwynedd the right to designate one director to the Board of Directors. Additionally, if the Board consists of more than seven directors, Gwynedd, at its option, may designate one additional director. Any designee’s appointment will be subject to the exercise by the Board of Directors of its fiduciary duties and the approval of the Company’s shareholders upon the expiration of any appointed term at the next annual meeting of shareholders. Gwynedd’s right to designate directors will cease at such time as Gwynedd’s equity interest in the Company drops below 10% of the outstanding shares of Common Stock. Mr. Ryan currently serves as Gwynedd’s designee on the Board.
Communications with the Board of Directors
     Any shareholder who wishes to send any communications to the Board or a specific Director should deliver such communications to the Secretary of the Company at:
Numerex Corp.
Attention: Shareholder Communications
1600 Parkwood Circle SE, Suite 500
Atlanta, Georgia 30339
The Secretary will forward appropriate communications to the Board. Inappropriate communications include correspondence that is unrelated to the operation of the Company or the Board, is inappropriate for Board consideration, such as advertisements or other commercial communications, or is threatening or otherwise offensive. The Secretary may consult with other officers of the Company, counsel, and other advisers as appropriate, in making this determination.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT ACCOUNTANTS
     The Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Grant Thornton LLP as independent accountants of the Company for the fiscal year ending December 31, 2008. This nationally known firm has no direct or indirect financial interest in the Company.
     Although not legally required to do so, the Board of Directors is submitting the appointment of Grant Thornton as the Company’s independent accountants for fiscal 2008 for ratification by the shareholders at the Annual Meeting. If a majority of the votes cast in person or by proxy at the Annual Meeting is not voted for ratification, the Board of Directors will reconsider its appointment of Grant Thornton as independent accountants for the current fiscal year.
     A representative of Grant Thornton LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. It is anticipated that such representative will be available to respond to appropriate questions from shareholders.
Matters Concerning Our Independent Auditors
     The Audit Committee Charter contains procedures for the pre-approval of audit and non-audit services (the “Pre-Approval Policy”) to ensure that all audit and permitted non-audit services to be provided to the Company have been pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of Grant Thornton LLP for specific audit and non-audit services, except that pre-approval of non-audit services is not required if the “de minimis” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before it may be provided by Grant Thornton LLP. For additional information concerning the Audit Committee and its activities with Grant Thornton LLP, see “Corporate Governance — Audit Committee” and “Report of the Audit Committee” in this proxy statement.
     During fiscal 2007 and fiscal 2006, Grant Thornton LLP provided services to the Company in the following categories and amounts:

Audit and Other Fees	2007		2006
Audit Fees	$502,628	(1)	$271,000
Audit-Related Fees	$0		$0
Tax Fees	$0		$0
All Other Fees	$0		$0

(1)	Estimated. Grant Thornton LLP certified the Company’s compliance with the requirements of the Sarbanes-Oxley Act for fiscal 2007, which was the first year with respect to which the Company was required to attain full compliance with the requirements of the Sarbanes-Oxley Act; the increase in fees over fiscal 2006 is, in significant part, reflective of the additional auditing functions associated with the certification effort.
Audit Fees for both years consist of fees for professional services associated with the annual consolidated financial statements audit, review of the interim consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, and regulatory filings. Audit Fees for both years also include fees for professional services rendered for the audits of management’s assessment of the effectiveness of internal controls over financial reporting and Sarbanes-Oxley compliance.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT ACCOUNTANTS FOR FISCAL 2008.

REPORT OF THE AUDIT COMMITTEE
     The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee’s job is one of oversight as set forth in the Audit Committee Charter. It is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits, or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The Company’s management is responsible for preparing the Company’s financial statements and for maintaining internal control. The independent accountants are responsible for auditing the financial statements and for expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations, and cash flows to the Company in conformity with generally accepted accounting principles.
     The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and with Grant Thornton, the Company’s independent accountants for fiscal 2007.
     The Audit Committee has discussed with Grant Thornton the matters required to be discussed by Statement on Accounting Standards No. 61, as amended.
     The Audit Committee has received from Grant Thornton the written statements required by Independence Standards Board Standard No.1, Independence Discussions with Audit Committees, and has discussed Grant Thornton’s independence with Grant Thornton.
     Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2007 for filing with the Securities and Exchange Commission (the “SEC”).

THE AUDIT COMMITTEE

Brian C. Beazer
George Benson
John G. Raos, Chairman
     In accordance with and to the extent permitted by applicable law or regulation, the information contained in the Report of the Audit Committee and the Audit Committee Charter shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed to be soliciting material or to be filed with the SEC under the Exchange Act.

REPORT OF THE COMPENSATION COMMITTEE
     The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2008 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for 2008.

THE COMPENSATION COMMITTEE

Nicholas A. Davidge
Matthew J. Flanigan (Chairman)
John G. Raos
COMPENSATION DISCUSSION AND ANALYSIS
Philosophy
     The three-member Compensation Committee (“the Committee”) oversees our executive compensation program. The Compensation Committee is currently comprised of Mr. Flanigan, who serves as Compensation Committee Chairman, Mr. Davidge, and Mr. Raos, each of whom is an independent director. The Committee’s responsibilities include establishing targeted overall compensation for each of our three executive officers, i.e., our Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer (generally referred to herein as our “named executive officers”) and allocating that compensation among the following four components:
•	Base salary;

•	Non-equity incentive plan awards commonly referred to as cash bonuses;

•	Equity awards in the form of options to purchase our common stock; and

•	Certain fringe benefits in addition to group benefits generally available to all of our employees.
Specific allocations among those components vary by individual and position and designed to be competitive with the offerings of comparable publicly traded companies that we have identified as our “peers” and, most importantly, to ensure that our executive officers’ interests are aligned with our shareholders’ best long-term interests. In regard to the latter goal, increases in base salaries and targeted non-equity incentive plan awards in particular are generally correlated to our peers’ offerings, our year-over-year financial performance as a whole, and our executive officers’ individual contributions to our performance as measured against certain financial and operational metrics and “Management by Objective” or “MBO” targets. Further, the Committee draws on its own collective experience and expertise to conduct qualitative assessments of our executive officers’ performance over time and recommend changes to their compensation packages as appropriate.
Management Participation
     Our named executive officers and senior managers participate in the Committee’s meetings at the Committee’s request. Management’s role is to contribute input and analysis to the Committee’s discussions. In particular, our Chief Executive Officer participates in the final recommendation, but not the determination of, the amount and form of compensation to be paid to all other members of executive management. The Chief Executive Officer’s compensation is determined solely by the Committee.
Elements of Compensation
     Base Salaries. Our objective is to provide base compensation competitive with the base compensation our named executive officers would have the potential to earn if employed in similar positions by our peers. Base salaries are initially set at commencement of employment, typically in connection with a negotiated offer. Increases in base salaries are only made if the Committee determines that current compensation is insufficient. That determination may be reached because market pay for the position has increased, the executive officer has taken on additional responsibilities, or the executive officer’s value to the Company has increased in view of his performance. The Committee also takes into account its qualitative assessment of each executive officer’s individual contribution to the Company’s overall financial performance.

     Non-Equity Incentive Based Awards. Our named executive officers are eligible for “non-equity incentive based awards” tied to performance, sometimes referred to incentive cash bonuses. Our non-equity incentive based award plan provides cash awards for meeting performance-based goals keyed to revenue, EBIDTA (earnings before interest, depreciation, taxes, and amortization), and SG&A (direct and indirect selling expenses and all general and administrative expenses) targets as well as the performance of specified product lines.
     Equity Awards. Historically, the primary form of equity compensation awarded by us has consisted of stock options. The amount of options awarded reflects the Committee’s qualitative assessment of a variety of factors inclusive of our overall financial performance, perceived individual contributions towards that performance, and individual involvement in, and contributions to, particular strategic initiatives or special projects.
     Fringe Benefits. In addition to the items of compensation described above, we provide medical, dental, and life insurance and a 401(k) plan to our named executive officers, benefits that are generally available to all of our employees. Under our 401(k) plan, we will match 50% of an employee’s contributions up to the first 6% of the employee’s salary contributed by the participating employee. We do not provide a pension plan or a supplemental retirement plan for our executive officers or other employees. Relocation benefits may also be reimbursed on an individually negotiated basis. The Company spends less than $10,000 annually to maintain a corporate golf club membership and a corporate membership in an Atlanta, Georgia area restaurant group that may be used, with authorization, by any employee of the Company for purposes of entertaining customers or for personal use, in which case applicable greens fees, dining expenses, etc., would not be reimbursed by the Company. The Committee annually reviews the fringe benefits granted to our named executive officers.
2007-2008 Compensation Process
     In fiscal 2007, the Committee revised its executive compensation determination process and moved toward a more objective, data-driven methodology. Traditionally, the Committee had focused on more subjective evaluations of individual performance in setting overall total compensation for the Company’s named executive officers. Although the Committee believes that subjective evaluations of individual performance are important and should be retained, the Company and the Committee agree that a more objective, data-driven methodology will help the Committee validate the components of compensation and assess the need for changes in the type, amount, and mix of those components. The Committee’s process is described in greater detail below.
     To assist in establishing “targeted overall compensation,” or the aggregate level of compensation that will be paid to our named executive officers if all requirements met, early in the first quarter of fiscal 2007 we subscribed to a web-accessible database maintained by Equilar, Inc., for the purpose of conducting a study of the compensation of our named executive officers. The Equilar database contains compensation-related information on all publicly traded companies in the United States, derived in large part from the data disclosed in those companies’ public filings with the SEC. Information in the database allows users to identify comparable companies (and their executives) based on their industry sectors, i.e., telecommunications and technology, revenues, market capitalization, and employee counts among other variables. The compensation components tracked in the database include base salary, non-equity awards, equity awards, and other compensation.
     Although the Committee is authorized to retain an independent compensation consultant, it believes that, utilizing the Equilar database and other publicly available information, it can rely on the Company to gather data and present information to the Committee and the Board in a more cost-efficient manner. Accordingly, the Company’s Chief Financial Officer and Director of Human Resources have gathered and analyzed the data described below.

Peer Companies
     In fiscal 2007, Company identified comparable companies (our “peers”) by looking at all companies categorized in the Equilar database as “Telecom Technology” companies with revenues ranging from $50 million to $200 million and market capitalizations ranging from $100 million to $250 million. Those companies included the following enterprises:
•	Ditech Networks, Inc.
•	Empire Resources, Inc.
•	Glenayre Technology
•	Globecomm Systems
•	Ikanos Communications
•	Lantronix, Inc.
•	Neoware, Inc.
•	Netopia, Inc.
•	Network Equipment, Inc.
•	PCTel, Inc.
•	Radyne Corp.
•	Spectralink Corp.
•	Telkonet, Inc.
•	Westell Technologies
•	WJ Communications, Inc.
•	Zhone Technologies
     In February 2008, we further refined our methodology. In terms of objective criteria for purposing of identifying our peers, we limited our database search to publicly traded “Telecom Technology” companies meeting the following criteria:
Group 1: Publicly traded companies with revenues of $75 million to $100 million. Sixteen such companies were disclosed by our research.
Group 2: Publicly traded companies with market capitalization of $100 million to $150 million. Five such companies were disclosed by our research.
Group 3: Twelve public traded companies we view as comparable to, or competitive with, the Company, including companies that manufacture products similar to those we source or sell, companies that provide similar services, and companies that in the same markets as our key subsidiaries. Those companies were:
•	Calamp Corp.
•	DIGI International, Inc.
•	Echelon Corp.
•	ID Systems, Inc.
•	Lantronix Inc.
•	LoJack Corp.
•	RF Monolithics, Inc.
•	Telular Corp.
•	Microvision, Inc.
•	Labarge, Inc.
•	Orbcomm, Inc.
•	Globalstar, Inc.
     For purposes of our analysis, we created matrices comparing mean and median base salaries, non-equity incentive awards, equity awards, other compensation elements across all three of our groupings. As an example, with respect to Chief Executive Officer compensation we prepared a matrix similar to the following:

			Telecom
		Telecom	Technologies
		Technologies	Companies
		Companies	within $100-	Selected	Three	Three Category
		Revenues of	$150M	Comparable	Category	Category	NMRX
CEO		$75-$100M	MarketCap	Companies	Mean	Median	CEO
Sample Size		16	5	12
Base	Median	$349,205	$375,000	$307,500		$343,902	$305,000
Base	Mean	$337,091	$342,853	$288,296	$322,747
Other Comp	Median	$8,370	$450	$20,219		$9,670	$17,356
Other Comp	Mean	$15,570	$15,189	$24,004	$18,254
Bonus/Non Equity Award	Median	$80,157	$60,000	$27,813		$55,990	$129,500
Bonus/Non Equity Award	Mean	$85,964	$63,090	$106,312	$85,122
Total Cash Compensation	Median	$427,431	$452,250	$359,375		$413,019	$444,500
Total Cash Compensation	Mean	$423,055	$405,943	$394,608	$407,869

			Telecom
		Telecom	Technologies
		Technologies	Companies
		Companies	within $100-	Selected	Three	Three Category
		Revenues of	$150M	Comparable	Category	Category	NMRX
CEO		$75-$100M	MarketCap	Companies	Mean	Median	CEO
Equity	Median	$35,305	$265,000	$397,299		$232,535	$323,745
Equity	Mean	$602,839	$761,324	$603,494	$655,886
Total	Median	$594,278	$769,172	$770,818		$711,423	$783,366
Total	Mean	$1,041,464	$1,182,456	$1,022,106	$1,082,009
We believe that the peer groups identified by our methodology can be expected to compete for executive talent with skills and backgrounds similar to those we would have the strongest interest in recruiting and retaining. It is important to note that Equilar’s data is available only for those executive officers for whom compensation information is disclosed publicly. As a result, the data is generally specific to only the three most highly compensated officers at a given company. Typically, those individuals are the subject company’s Chief Executive Officer, Chief Financial Officer, and, to a much lesser extent, the Chief Operating Officer. The latter position is relatively uncommon among our peers. Moreover, job responsibilities specific to the title of Chief Operating Officer vary significantly from position to position.
     Cash compensation, exclusive of fringe benefits, earned in fiscal 2007 by our Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer totaled $382,369, $275,263, and $284,609 respectively. We caution that the latest year comparable information is available for our peer group is fiscal 2006. Therefore, true “same year” comparisons of compensation packages within our peer group are not possible. In particular, comparisons of equity and non-equity incentive plan awards might not be entirely consistent given that performance goals may be impacted by overall economic or market-specific conditions that can change significantly from one year to the next. For fiscal 2006, our study disclosed that across our three peer groups the mean total cash compensation, exclusive of fringe benefits, earned by Chief Executive Officers, Chief Financial Officers, and Chief Operating Officers was $408,000, $319,000, and $239,000 respectively. The median across our three peer groups was $400,000, $309,000, and $367,000 respectively. We calculated the average across all three groups by averaging the means specific to each. Similarly, we calculated the median across all three groups by averaging all three medians. (In particular, we attribute the greater variances between the mean and median levels of compensation earned by Chief Operating Officers to variances from one company to the next in job responsibilities specific to that title.)
     In comparing cash compensation levels for our named executive officers, the Committee weighted more heavily the compensation earned by executives in the third category that we selected, as it views this group as the most relevant comparator group in regard to the executive talent that we are in competition for. The following table encapsulates the key data produced by our study.
Total Cash Compensation Compared to PEERS (1)

	CEO		CFO		COO
Component	Mean	Median	Mean	Median	Mean	Median
Peers: Base(2)	$323,000	$344,000	$243,000	$248,000	$195,000	$304,000
Numerex: Base	$305,000		$230,000		$246,000
Peers: Bonus(2)	$85,000	$56,000	$52,000	$50,000	$87,000	$75,000
Numerex: Bonus(3)	$130,000		$95,000		$113,000
Peers: Total(2)	$408,000	$400,000	$319,000	$309,000	$239,000	$367,000
Numerex: Total	$435,000		$325,000		$306,000
Peers: Bonus as % of Base(2)	26%	16%	32%	25%	23%	21%
Numerex: Bonus as % of Base	43%		41%		46%
Numerex: Total as % of Peers’ Mean Total	107%		102%		150%
Numerex: Total as % of Peers’ Median Total	109%		105%		98%

(1)	“Composite” view combining peer companies across all three categories described above. All dollar figures rounded to the nearest thousand.

(2)	Data generally specific to fiscal 2006, the most recent year for which peer group data is generally available through the Equilar database.

(3)	Bonus figures reflect an interpolation of the awards for fiscal 2006, which, with regard to non-equity incentive compensation, we view as a more normative year for comparison purposes.

Based on this analysis, the Committee concluded that our named executives’ overall compensation levels were in need of further adjustment, primarily with respect to base salaries, as more fully discussed below.
Named Executive Officer Compensation
     Chief Executive Officer. With respect to establishing targeted overall compensation levels for Mr. Nicolaides, in addition to considering the results of our study, the Committee continues to give significant weight to the challenges Mr. Nicolaides has met and overcome during the approximately eight years in which he has held the position of Chairman and Chief Executive Officer and continues to factor in the difficulty of replacing Mr. Nicolaides with someone of comparable experience, industry-specific knowledge, skills, and abilities. Based upon that analysis, for fiscal 2007 the Committee established Mr. Nicolaides’s targeted overall compensation, exclusive of stock option awards that are entirely discretionary, at $543,750. That figure is inclusive of a base salary increased to $305,000 from $275,000, maximum potential non-equity incentive award compensation increased to $220,750 from $171,500, and fringe benefits reduced to approximately $18,000 from approximately $24,000. (The reduction in fringe benefits is reflective of the discontinuance of Mr. Nicolaides’s allowance for living expenses related to his maintenance of an apartment in Atlanta; Mr. Nicolaides maintains a permanent residence in Florida.) As indicated above, in view of the Company’s financial performance in fiscal 2007, the actual non-equity incentive award payout to Mr. Nicolaides was $77,369. For fiscal 2008, the Committee established Mr. Nicolaides’s targeted overall compensation, exclusive of discretionary stock option awards, at $551,750. That figure is inclusive of a base salary kept to $305,000, maximum potential non-equity award compensation that will be increased to $228,750 from $220,750, and fringe benefits of approximately $18,000. In particular, the Committee believes that at $305,000, Mr. Nicolaides’s base salary remains competitive with the offerings of our peers, particularly in view of Mr. Nicolaides’s targeted overall compensation level, which, as our study reveals, is very consistent with his peers’ overall compensation levels. In view of the foregoing, the Committee does not believe that an increase in Mr. Nicolaides’s base salary is warranted for fiscal 2008.
     Chief Financial Officer. In establishing targeted overall compensation for the Company’s Chief Financial Officer, the Committee considered the results of our study as well as Mr. Catherall’s ongoing individual contribution to the Company’s financial results. Based upon that analysis, for fiscal 2007 the Committee established Mr. Catherall’s targeted overall compensation, exclusive of discretionary stock option awards, at $391,500, inclusive of a base salary increased to $230,000 from $200,000, maximum potential non-equity incentive award compensation increased to $143,500 from $125,000, and fringe benefits reduced from approximately $24,000 to approximately $18,000. (The reduction in fringe benefits is reflective of the discontinuance of Mr. Catherall’s allowance for business related automobile expenses.) For 2008, the Committee established Mr. Catherall’s targeted overall compensation, exclusive of discretionary stock option awards, at $410,000. That figure is inclusive of a base salary that is being increased to $245,000 from $230,000, maximum potential non-equity award compensation that will be increased to $147,000 from $143,500, and fringe benefits of approximately $18,000. In particular, the Committee believes that the increase in Mr. Catherall’s base salary was necessary to ensure that it remains competitive with the offerings of our peers, whose mean and median base salary offerings in fiscal 2006, as disclosed by our study, were $243,000 and $248,000 respectively.
     Chief Operating Officer. The Committee followed a similar, but more subjective, process with respect to establishing targeted overall compensation for Mr. Marett. While taking the results of the study into account, the Committee recognizes that the responsibilities of a Chief Operating Officer vary widely within our industry. The Equilar database’s comparison data is therefore less helpful with respect to Mr. Marett’s position. For example, the much smaller sample size revealed by our study reflects of the fact that relatively few publicly traded companies in the “Telecom Technology” sector have a Chief Operating Officer on their payroll. Based upon the foregoing, for fiscal 2007, the Committee established Mr. Marett’s targeted overall compensation, exclusive of discretionary stock option awards, at $429,250, inclusive of a base salary increased to $246,250 from $225,000, maximum potential non-equity incentive award compensation increased to $165,000 from $146,250, and fringe benefits reduced from approximately $24,000 to approximately $18,000. (The reduction in fringe benefits is reflective of the discontinuance of Mr. Marett’s allowance for business related automobile expenses.) For 2008, the Committee established Mr. Marett’s targeted overall compensation, exclusive of discretionary stock option awards, at $418,000. That figure is inclusive of a base salary that is being increased to $250,000 from $230,000, maximum potential non-equity award compensation of $150,000, and fringe benefits of approximately $18,000.
     The following table provides an overview of the compensation received by our named executive officers for fiscal 2006 and fiscal 2007.

Summary Compensation Table — fiscal 2006 and 2007

				Non-Equity	All Other
		Salary	Option	Incentive Plan	Compensation	Total
Name & Principal Position	Year	($)	Awards ($)	Compensation (1)	($)(2)	($)
	2006	$275,000	$269,700	$129,500	$23,580	$697,780
Stratton Nicolaides (CEO)	2007	$305,000	—	$ 77,369	$17,356	$399,725
	2006	$200,000	$161,820	$ 95,000	$23,957	$480,777
Alan Catherall (CFO)	2007	$230,000	—	$ 45,263	$15,159	$290,422
	2006	$225,000	$269,700	$112,500	$23,733	$630,933
Michael Marett (COO)	2007	$246,250	—	$ 38,609	$15,695	$300,554

(1)	For a description of these awards, see section “Compensation Discussion and Analysis — Non-Equity Incentive Plan Compensation.”

(2)	Includes Company contributions to a qualified defined contribution plan, i.e., a 401(k) plan to which the Company matches 50% of the named executive’s contribution up to a maximum of 6% of the executive’s salary, and further includes contributions by the Company to the executive’s medical, dental, life insurance, and disability premiums. Those benefits are generally available to all of the Company’s full time employees.
Allocation among Compensation Elements
     Our overall compensation plan for our named executive officers consists of a relatively consistent mix of base salary, non-equity, and equity-based incentive plan components. At the outset, we note that a distinguishing feature of our compensation plan, as compared with the plans offered by our peers, is its greater emphasis on non-equity incentive based compensation. As a percentage of their base salaries, our executive officers’ cash bonuses ranged from 41% to 46%. By contrast, and again expressed as a percentage of their bases salaries, our peers’ median cash bonuses ranged from 16% to 25%.
     While the levels we have established with respect to non-equity incentive based compensation represent more than what the Company’s analysis of our peers might suggest, the Committee has concluded that they are appropriate in view of the Company’s performance in the M2M subsector of the “Telecom Technology” field—performance that we believe is reflective, in significant part, of a compensation program that aligns our executive officers interests with the Company’s growth strategy. We believe that our named executive officers are the three employees who have the greatest ability to influence the Company’s performance and that a significant percentage of their compensation should therefore be performance based. Consequently, their base salaries are somewhat lower than those of their peers within the group of companies we studied. But by the same token, a greater portion of our named executives’ compensation is at risk and thus their targeted non-equity incentive plan compensation will only be earned if revenue, EBITDA, and other goals are met or exceeded. Moreover, we note the Company is one of very few publicly traded companies in the M2M subsector, with the direct consequence that our named executives’ responsibilities are appreciably greater than those of their counterparts at comparable privately held companies.
     Base Salaries. The Committee’s goal is to provide our named executive officers with a level of assured cash compensation competitive with what is offered by our peers. In fiscal 2006, our Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer received base salaries of $275,000, $200,000, and $225,000, respectively. The Committee considered these amounts appropriate based upon its experience but recommended adjustments based on the results of the studies conduced in fiscal 2007 and again in fiscal 2008. For our Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer, updated allocations with respect to their 2007 targeted overall compensation packages resulted in 2007 base salaries of $305,000, $230,000, and $246,250, respectively. The new allocations were based on our initial study as detailed above. Further adjustments were made for fiscal 2008 based on the follow on analysis we conducted in fiscal 2007, resulting in salary increases of $15,000 and $4,750 for Mr. Catherall and Mr. Marett respectively. Again, we note that while our executive officers’ base salaries are somewhat lower than their peers, that is consistent with our emphasis on non-equity incentive plan compensation awards as a larger component of aggregate compensation.
     Non-Equity Incentive Plan Awards. The Committee’s practice is to award cash payments based upon financial objectives relating to the Company’s revenue and EBITDA figures, as one component, and, as a second component, “Management by Objective” or “MBO” goals germane to each named executive officer’s specific responsibilities. The revenue and EBITDA based component of the plan is structured entirely around achievement of certain revenue and EBITDA targets and in fiscal 2007 was weighted such that 25% of payments earned were dependent upon the revenue portion and 75% upon the EBITDA portion. For purposes of calculating payments, revenue and EBITDA targets are established by the Compensation Committee at the beginning of each fiscal year. The table below sets forth our executive officers’ fiscal 2007 threshold, target, and maximum opportunities, exclusive of their MBO opportunities, based upon the revenue and EBITDA targets established by the Board of Directors for fiscal 2007.
Non-Equity Incentive Plan for Fiscal 2007: Revenue and EBITDA (Non-MBO) Component

		Target	High/Maximum	Awarded
Name	Threshold Performance Level	Performance Level	Performance Level	($)
Stratton Nicolaides	0%-6.5% of base salary	55% of base salary	65% of base salary	$14,689
Alan Catherall	0%-4.5% of base salary	38% of base salary	45% of base salary	$7,763
Michael Marett	0%-5% of base salary	48% of base salary	50% of base salary	$9,234
For fiscal 2007, given a base salary of $305,000, Mr. Nicolaides stood to receive a maximum award of $146,209. Mr. Catherall’ plan provided for a maximum award of $76,331. Mr. Marett’s maximum opportunity was $90,805. Given the company’s financial performance, however, actual payouts were much less. Threshold EBITDA targets were not met. Based on the revenue targets, $14,689 was awarded to Mr. Nicolaides, $7,763 to Mr. Catherall, and $9,234 to Mr. Marett. By contrast, for fiscal 2006, the revenue and EBITDA based non-equity incentive plan awards granted to Mr. Nicolaides, Mr. Catherall, and Mr. Marett were $105,000, $70,000, and $78,750, respectively, representing achievement near the targeted performance levels. For fiscal 2006, Mr. Nicolaides’s non-equity incentive award plan, exclusive of his MBO opportunity, provided for a maximum opportunity of 60% of his base salary. Mr. Marett’s and Mr. Catherall’s non-equity incentive award plans, again, exclusive of their MBO opportunities, provided for maximum opportunities of 50% of their respective base salaries.
     MBO Awards. For meeting specified “MBO” or “Management by Objective” targets in fiscal 2007, Mr. Nicolaides, Mr. Catherall, and Mr. Marett were eligible for additional maximum cash payments of $22,500, $40,000, and $41,875 respectively. Mr. Nicolaides was awarded $62,500. Mr. Catherall was awarded $37,500. Mr. Marett’s award was $29,375. MBO award plan metrics for fiscal 2007 are summarized in the following table.
MBO award plan metrics — fiscal 2007

		MBO Award,	MBO Award,	MBO Award
		Component 1	Component 2	Component 3	Total	Awarded
Name	Metric	($)	($)	($)	($)	($)
Stratton Nicolaides	Sole component: 100% of SG&A target in under 2007 budget Component 2: Not Applicable Component 3: Successful completion of Orbit One Communications, Inc. asset acquisition	$22,500	—	$40,000	$22,500	$62,500

		MBO Award,	MBO Award,	MBO Award
		Component 1	Component 2	Component 3	Total	Awarded
Name	Metric	($)	($)	($)	($)	($)
Alan Catherall	Component 1: 100% of SG&A target under 2007 budget Component 2: 100% of targeted financial performance of specified product lines Component 3: Successful completion of Orbit One Communications, Inc. asset acquisition	$15,000	$25,000	$10,000	$40,000	$37,500
Michael Marett	Component 1: 100% of SG&A target under 2007 budget Component 2: 100% of targeted financial performance of specified product lines Component 3: Not Applicable	$16,875	$25,000	—	$41,875	$29,375
     Equity. Grants of stock options continue to be made at the Committee’s discretion, subject to the approval of the Board of Directors, based on the qualitative factors discussed above. No options were awarded to any of our named executive officers for fiscal 2007. The following table summarizes each named executive officer’s outstanding equity awards as of the end of fiscal 2007.
Outstanding Equity Awards At Fiscal Year-End — fiscal 2007

	No. of Securities	No. of Securities
	Underlying Unexercised	Underlying Unexercised
	Options	Options
	(#)	(#)	Option Exercise Price	Option Expiration
Name	Exercisable	Unexercisable	($)	Date(1)
Stratton Nicolaides	12,500	37,500	$9.46	10/25/2016
	12,500	12,500	$4.75	01/02/2016
	10,000	0	$1.62	3/30/2013
	55,000	0	$2.79	01/30/2013
	50,000	0	$6.10	10/25/2011
	100,000	0	$8.50	04/13/2010
Alan Catherall	7,500	22,500	$9.46	10/25/2016
	5,000	5,000	$4.57	12/19/2015
	18,750	6,250	$4.00	11/08/2014
	75,000	0	$2.84	06/03/2013
Michael Marett	12,500	37,500	$9.46	10/25/2016
	7,500	7,500	$4.57	12/19/2015
	18,750	6,250	$4.00	11/08/2014
	18,750	6,250	$4.59	06/29/2014
	21,000	0	$2.79	01/30/2013
	25,000	0	$6.10	10/25/2011
	25,000	0	$7.38	02/22/2011

(1)	All options vest at the rate of 25% per year over four years. For example, if 1000 shares are awarded on January 1, 2008, 250 shares would vest on January 1, 2009, another 250 shares on January 1, 2010, another 250 shares on January 1, 2011, and the remaining 250 shares on January 1, 2012 at which time all 1000 shares would have fully vested.

Grants of Plan-Based Awards — fiscal 2007
     The following table summarizes, except as noted, all plan based awards paid to our named executive officers for fiscal 2007. No named executive officer was granted or exercised any options or had any restricted stock vest in fiscal 2007.

						All Other		Grant
						Option		Date Fair
						Awards;	Exercise	Market
						Number of	or Base	Value of
		Estimated Possible Payouts Under				Securities	Price of	Stock and
		Non-Equity Incentive Plan Awards(2)(3)				Underlying	Option	Option
	Grant	Threshold	Target	High	Awarded	Options	Awards	Awards
Name	Date(1)	($)	($)	($)	($)	(#)	($sh)	($)
Stratton Nicolaides	—	≤ $15,000	$127,500	$150,000	$14,869	—	—	—
Alan Catherall	—	≤ $10,000	$85,000	$100,000	$7,763	—	—	—
Michael Marett	—	≤ $11,250	$95,625	$112,500	$9,234	—	—	—

(1)	No options or other stock awards were made to our named executives in fiscal 2007.

(2)	The awards falling into the indicated range were earned in 2007 and paid in 2008. For additional information on those awards, see section “Compensation Discussion and Analysis — Non-Equity Incentive Plan Compensation.”

(3)	Calculations exclude MBO based awards, which are treated separately in the section “MBO Awards”.
     Fringe Benefits. Each of our named executive’s medical, dental, and life insurance benefits totaled approximately $8,000. Company matching with respect to our named executives’ 401(k) plans ranged between approximately $7,100 and $9,200. All of our full time employees are eligible for comparable fringe benefits.
Potential Payments upon Termination or Change in Control
     The Company’s named executive officers have each made major contributions towards building the Company into the enterprise that it is today, and the Company believes that it is important to protect them in the event of involuntary termination following change in control. Further, it is the Company’s belief that the interests of our shareholders will be best served if the interests of the Company’s senior management team are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that are not in the best interests of our shareholders. Accordingly, on November 10, 2006, the Company entered into a change in control agreements with each of Messrs. Nicolaides, Catherall, and Marett.
     Pursuant to the change in control agreements, “involuntary termination” is deemed to be a “separation from service” as defined under Section 409A of the Internal Revenue Code of 1986 (“the Code”) at any time within two years following a change in control if such separation is without cause. The concept of separation without cause encompasses termination of employment following a diminution in title, responsibility, or salary level as well as required relocation outside of 50 miles from Numerex’s current headquarters location. A “change in control” as defined in the change in control agreements is deemed to occur if (a) Numerex consummates a sale, transfer, assignment, exchange, or other conveyance of all or substantially all of the assets of Numerex, (b) there is a sale, transfer, assignment, exchange, or other conveyance resulting in any third party’s acquisition of more than 50% of the outstanding voting stock of Numerex, or (c) a merger or consolidation occurs which results in a third party’s ownership of more than 50% of the merged or consolidated entity. Each agreement provides that if the officer’s employment is terminated, without cause, within two years of a change of control, he will receive a lump sum payment equal to 12 months of his base salary. The payment will be made six months after the date of termination or upon such earlier date as is permitted under the Code. In the event of termination following a change in control, the Company will also continue to provide health and medical benefits, i.e., COBRA coverage, to the extent required by applicable law. All outstanding options will vest immediately.

     The tables below reflect the amount of compensation payable to each of our named executive officers in the event of termination of employment. For illustrative purposes, the tables assume that such termination was effective as of December 31, 2007, and thus include amounts earned through that date. The option price used was the closing price of our common stock on December 31, 2007, or $8.25 per share.

					Involuntary Not
			Involuntary Not for		for Cause
	Executive Benefit		Cause Termination		Termination
Stratton	and Payments upon	Voluntary	Absent Change in	For Cause	Following Change
Nicolaides (CEO)	Separation	Termination	Control	Termination	in Control
	Cash Severance Payment	—	—	—	$305,000
	Fair Market Value of Vested Options	(1)	(1)	(1)	$1,074,475
Total					$1,379,475

					Involuntary Not
			Involuntary Not for		for Cause
	Executive Benefit		Cause Termination		Termination
Alan Catherall	and Payments upon	Voluntary	Absent Change in	For Cause	Following Change
(CFO)	Separation	Termination	Control	Termination	in Control
	Cash Severance Payment	—	—	—	$245,000
	Fair Market Value of Vested Options	(1)	(1)	(1)	$494,763
Total					$739,763

					Involuntary Not
			Involuntary Not for		for Cause
	Executive Benefit		Cause Termination		Termination
Michael Marett	and Payments upon	Voluntary	Absent Change in	For Cause	Following Change
(COO)	Separation	Termination	Control	Termination	in Control
	Cash Severance Payment	—	—	—	$250,000
	Fair Market Value of Vested Options	(1)	(1)	(1)	$350,948
Total					$600,498

(1)	Vested options can be exercised up to 90 days from the date of termination.
Compensation Committee Interlocks and Insider Participation
     No member of the Compensation Committee during fiscal year 2007 served as an officer, former officer, or employee of the Company or had a relationship requiring disclosure under “Related Person Transactions.” Further, during 2007, no executive officer of the Company served as:
•	A member of the Compensation Committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Compensation Committee; or

•	A director of any other entity, one of whose executive officers or their immediate family member served on our Compensation Committee.

Director Compensation — Fiscal 2007
     The annual fee for directors is $16,000 and the fee for each meeting that the Board of Directors or a Committee thereof attended was increased to $350 except for meetings attended telephonically, in which case the fee is $175. Directors also receive reimbursement of expenses incurred in attending meetings. No additional fee is paid for Committee meetings held the same day as Board of Directors meetings. The lead director and Vice-Chairman of the Board of Directors, Mr. Raos, is paid an additional $4,000 fee. In accordance with the Company’s Directors’ Stock Plan, in 2007 three directors elected to have their annual fees paid entirely in cash and 2 directors elected to have their annual fees paid in stock. Directors receive a grant of 6,000 options upon appointment, with each such director receiving an additional annual grant of options to purchase 12,000 shares of Common Stock granted on the date of the Annual Shareholders Meeting. The following table provides information concerning compensation paid by the Company to its non-employee directors for fiscal 2007. Mr. Nicolaides and Mr. Ryan are not compensated for their services as directors.

	2007 Fees Earned and Paid in	2007 Option	2007 Option
	Cash or Equivalent Shares	Awards	Awards	Total
Name	($)(1)	(#)	($)(2)	($)
Brian C. Beazer	$19,150	12,000	$74,136	$93,286
George Benson	$19,675	12,000	$74,136	$93,811
Nicholas A. Davidge	$18,100	12,000	$74,136	$92,236
Matthew J. Flanigan	$18,275	12,000	$74,136	$92,411
John G. Raos	$24,025	12,000	$74,136	$98,161

(1)	Includes meeting fees. Directors may elect to have all or a portion of their annual retainer and other fees paid in shares of the Company’s stock. Each of Messrs. Beazer, Davidge, and Raos elected to have those fees paid in stock as follows: Mr. Beazer, 2,061 shares; Mr. Davidge, 1,915 shares; and Mr. Raos, 2,588 shares.

(2)	The amounts in this column reflect the FAS 123R expense recognized in fiscal 2007 for the subject option awards.

CODE OF ETHICS
     The Company has adopted a Code of Ethics and Business Conduct (the “Code”), as defined in applicable SEC and NASDAQ rules, that applies to the Company’s directors, officers, and employees, including the Company’s Chief Executive Officer and Chief Financial Officer (our principal executive officer and principal financial and accounting officer). Waivers of the requirements of the Code or associated polices with respect to members of the Board or executive officers are subject to approval of the full Board of Directors. The Code is available on the Company’s website at www.numerex.com.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Review and Approval of Related Person Transactions. The Company does not have a formal written policy regarding the review of related party transactions. We review all relationships and transactions in which the company and our directors and senior executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The company’s senior management is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and senior executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions, if any, that are determined to be directly or indirectly material to the company or a related person are disclosed in the company’s proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, the Audit Committee considers such factors as:
•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and

•	any other matters the Committee deems appropriate.
Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Committee that considers the transaction.
     Mr. Ryan, a Director of the Company, is a partner in the law firm of Salisbury & Ryan LLP. Salisbury & Ryan provided legal services to the Company in fiscal 2006 and 2007 and will continue to provide such services during fiscal 2008. For service performed in fiscal 2007, Salisbury & Ryan invoiced the Company legal fees of approximately $504,000.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Under Section 16(a) of the Exchange Act, the Company’s directors and officers and persons who are the beneficial owners of more than 10% of the outstanding Common Stock are required to report their beneficial ownership of Common Stock and any changes in that ownership to the SEC. Based solely on a review of the copies of reports furnish to, or filed by, us and written representations that no other reports were required, we believe that during fiscal 2007, our executive officers and Directors complied with all applicable Section 16(a) filing requirements with the exceptions described below.

OTHER BUSINESS
     The Company does not presently know of any matters that will be presented for action at the meeting other than those set forth herein. If other matters properly come before the meeting, proxies submitted on the enclosed form will be voted by the persons named in the enclosed proxy with respect to such other matters in accordance with their best judgment.
SHAREHOLDER PROPOSALS
     It is presently contemplated that the annual meeting of shareholders following fiscal 2008 will be held on May 8, 2009. Under the current rules of the SEC, in order for any appropriate shareholder proposal to be considered for inclusion in the proxy materials of the Company for the fiscal 2008 annual meeting of shareholders, it must be received by the Secretary of the Company no later than December 9, 2008. However, if the date of the fiscal 2009 annual meeting is changed by more than 30 days from the date of the fiscal 2008 annual meeting (May 9, 2008), then the deadline for submission of shareholder proposals is a reasonable time before the Company begins to print and mail its proxy materials.
     If a shareholder wishes to present a proposal at the 2009 annual meeting and the proposal is not intended to be included in the proxy materials, the shareholder must give notice to the Company not later than 90 days prior to the anniversary of this year’s annual meeting, or February 6, 2009.
     If a shareholder proposal is received after the notice date, but the presiding officer of the meeting permits the proposal to be made, the proxies appointed by the Company may exercise discretionary authority when voting on such proposals.
ANNUAL REPORT
     The Annual Report to Shareholders of the Company (the “Annual Report”) for fiscal 2007 accompanies this proxy statement. Additional copies of the Annual Report are available upon written request to the Company at its principal executive offices which are located at 1600 Parkwood Circle SE, Suite 500, Atlanta, Georgia 30339, Attention: Shareholder Communications. The Annual Report is not part of these proxy solicitation materials.
     EACH PERSON SOLICITED HEREUNDER CAN OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR FISCAL 2007 FILED WITH THE SEC, EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A REQUEST THEREFOR TO: NUMEREX CORP., ATTN: SHAREHOLDER COMMUNICATIONS, 1600 PARKWOOD CIRCLE SE, SUITE 500, ATLANTA, GEORGIA 30339. OUR SEC FILINGS ARE ALSO AVAILABLE AT THE SEC’S WEBSITE AT WWW.SEC.GOV.

By Order of the Board of Directors

Andrew J. Ryan
Secretary

NUMEREX CORP.
Proxy for Annual Meeting of Shareholders
May 9, 2008
Solicited on behalf of the Board of Directors
     The undersigned hereby constitutes and appoints Andrew J. Ryan and Alan B. Catherall, and each of them with full power to act alone, as attorneys-in-fact and proxies of the undersigned, with full power of substitution for and in the name, place and stead of the undersigned to appear at the Annual Meeting of Shareholders of Numerex Corp. (the “Company”), to be held on the 9th day of May, 2008, and at any postponement or adjournment thereof, and to vote all of the shares of Common Stock of the Company which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present. The undersigned directs that this proxy be voted as indicated on the reverse side of this proxy. The proxy agents present and acting in person or by their substitute (or, if only one is present and acting, then that one) may exercise all the powers conferred by this proxy.
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF
NUMEREX CORP.
May 9, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
— Please detach and mail in the envelope provided. —

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF
DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1.	The election of the nominees listed at right as Directors of the Company, as more fully described in the accompanying Proxy Statement.

NOMINEES

☐ FOR ALL NOMINEES	0 Brian Beazer
0 George Benson
0 Nicholas Davidge
0 Matthew J. Flanigan
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	0 Stratton Nicolaides
0 John G. Raos
0 Andrew J. Ryan
0 Jeffrey O. Smith
☐ FOR ALL EXCEPT (See instructions below)
INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.               ☐

		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify Grant Thornton LLP as the Company’s independent accountants for the fiscal year ending December 31, 2008.	☐	☐	☐

3.	In their discretion, to transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
This proxy, when properly executed, will be voted as directed. The Board of Directors recommends a vote FOR all nominees listed in Item 1 and FOR the proposal listed in Item 2. If no directions to the contrary are indicated, the persons named herein intend to vote FOR the election of the named nominees for director and FOR the ratification of Grant Thornton LLP as the Company’s independent accountants for the current fiscal year.
PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.
The undersigned hereby acknowledges receipt of the Company’s 2007 Annual Report to Shareholders, Notice of the Company’s 2008 Annual Meeting of Shareholders and the Proxy Statement relating thereto.

Signature of		Signature of
Shareholder	Date:	Shareholder	Date:

Note:
This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.